Exhibit 99.1

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Reports Year-End Earnings

Hampton, NH – January 31, 2008: Unitil Corporation (AMEX: UTL) (www.unitil.com) today announced Earnings Applicable to Common Shareholders (Net Income) of $8.6 million for 2007, an increase of 9% over 2006 Net Income of $7.9 million. Earnings per common share were $1.52 for 2007, $0.11 per share higher than last year. In 2007, Unitil’s annual common dividend was $1.38, representing an unbroken record of quarterly dividend payments.

Earnings in 2007 reflect higher electric and gas sales margins, driven by higher rates and increased sales of natural gas, and improved profits from Usource™, Unitil’s non-regulated energy-brokering business. Partially offsetting these factors were higher operating expenses.

“We are pleased to report solid year over year financial results despite a challenging economic environment,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “An important factor in this performance is the improved margins for our core utility operations and the positive contribution of Usource™ to 2007 earnings.”

The following table presents the significant items (discussed below) contributing to the change in earnings per share in 2007 as compared to 2006:

2007 Earnings Per Share vs. 2006
	2006	$1.41
Electric Sales Margin		0.21
Gas Sales Margin		0.23
Usource™ Sales Margin		0.14
Operation & Maintenance Expense		(0.06)
Depreciation, Amortization & Other		(0.22)
Interest Expense, Net		(0.19)

	2007	$1.52

Total electric kilowatt (kWh) sales decreased 0.5% in 2007 compared to 2006. The lower kWh sales in 2007 compared to 2006 were primarily driven by cooler summer weather this year, energy conservation by our customers and a slowing economy.

Natural gas sales increased 7.6% in 2007 compared to 2006. The increase in gas sales in 2007 reflects a colder winter heating season this year and higher natural gas sales to C&I customers. In 2007, natural gas sales to residential customers increased 4.1% compared to 2006 while sales to C&I customers increased 9.6% compared to 2006, primarily due to a special contract with a large industrial customer.

Selected Financial Data for 2007 is presented in the following table:

Unitil Corporation – Condensed Financial Data
(Millions, except Per Share data)

	(unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Electric kWh Sales:
Residential	159.2	150.7	5.6%	674.8	672.2	0.4%
Commercial/Industrial	255.0	253.8	0.5%	1,068.2	1,079.3	(1.0%)

Total	414.2	404.5	2.4%	1,743.0	1,751.5	(0.5%)

Gas Therm Sales:
Residential	2.3	2.1	9.5%	10.2	9.8	4.1%
Commercial/Industrial	4.4	4.2	4.8%	18.2	16.6	9.6%

Total	6.7	6.3	6.3%	28.4	26.4	7.6%

Electric Revenues	$53.7	$54.2	$(0.5)	$225.0	$225.2	$(0.2)
Purchased Electricity	39.6	41.3	(1.7)	168.8	170.9	(2.1)

Electric Sales Margin	14.1	12.9	1.2	56.2	54.3	1.9

Gas Revenues	9.7	8.9	0.8	34.2	33.3	0.9
Purchased Gas	5.6	5.2	0.4	21.5	22.6	(1.1)

Gas Sales Margin	4.1	3.7	0.4	12.7	10.7	2.0

Usource™ Sales Margin	0.9	0.6	0.3	3.7	2.4	1.3

Total Sales Margin:	19.1	17.2	1.9	72.6	67.4	5.2

Operation & Maintenance Expenses	6.4	5.7	0.7	26.2	25.7	0.5

Depreciation, Amortization & Other	7.2	6.8	0.4	28.2	26.0	2.2
Interest Expense, Net	2.8	2.0	0.8	9.6	7.8	1.8

Net Income:	$2.7	$2.7	$—	$8.6	$7.9	$0.7

Earnings Per Share	$0.48	$0.48	$—	$1.52	$1.41	$0.11

Electric sales margin increased $1.9 million in 2007 compared to 2006. The improvement in electric sales margin reflects higher average distribution rates in 2007 compared to 2006, partially offset by lower sales volumes.

Natural gas sales margin increased $2.0 million in 2007 compared to 2006 reflecting higher sales and new natural gas distribution rates approved and implemented in 2007.

Usource™ achieved increased revenues of $1.3 million in 2007, an increase of 54% over 2006.

Total Operation & Maintenance expense increased $0.5 million in 2007 compared to 2006. This increase reflects higher compensation and benefit costs and bad debt expenses partially offset by lower distribution utility operating expenses.

Depreciation, Amortization, Taxes and Other expenses increased $2.2 million in 2007 compared to 2006 reflecting higher depreciation on utility plant and income taxes on higher levels of pre-tax earnings in 2007 compared to 2006.

Interest Expense, Net increased $1.8 million in 2007 compared to 2006 reflecting higher debt outstanding and higher interest rates.

At its January 2008 meeting, the Unitil Board of Directors declared the regular quarterly dividend on the Company’s common stock of $0.345 per share.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc. Usource™ is a registered trademark of Unitil Resources, Inc.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.